Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

NMF SLF I, INC.

as the Initial Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent,

the Sole Lead Arranger and a Lender

February 25, 2020

-i-

4.	CHANGE IN CIRCUMSTANCES	49

4.1	Taxes	49
4.2	Illegality	53
4.3	Inability to Determine Rates	53
4.4	Effect of Benchmark Transition Event	54
4.5	Increased Cost and Capital Adequacy	55
4.6	Funding Losses	56
4.7	Requests for Compensation	56
4.8	Survival	57
4.9	Mitigation Obligations; Replacement of Lenders	57

5.	SECURITY	58

5.1	Liens	58
5.2	The Collateral Accounts; Drawdowns	59
5.3	Agreement to Deliver Additional Collateral Documents	60
5.4	Subordination	60

6.	CONDITIONS PRECEDENT TO LENDING	61

6.1	Obligations of the Lenders	61
6.2	Conditions to all Loans	63
6.3	Addition of Qualified Borrowers	64
6.4	Addition of Borrowers	66

7.	REPRESENTATIONS AND WARRANTIES OF THE BORROWERS	67

7.1	Organization and Good Standing	67
7.2	Authorization and Power.	68
7.3	No Conflicts or Consents	68
7.4	Enforceable Obligations	68
7.5	Priority of Liens	68
7.6	Financial Condition	69
7.7	Full Disclosure	69
7.8	No Default	69
7.9	No Litigation	69
7.10	Material Adverse Effect	69
7.11	Taxes	69
7.12	Principal Office; Jurisdiction of Formation	69
7.13	ERISA	70
7.14	Compliance with Law	70
7.15	Environmental Matters	70
7.16	Capital Commitments and Contributions	71
7.17	Fiscal Year	71
7.18	Investor Documents	71

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7.19	Margin Stock	71
7.20	Investment Company Status	71
7.21	No Defenses	72
7.22	No Withdrawals Without Approval	72
7.23	Sanctions	72
7.24	Insider	72
7.25	No Brokers	72
7.26	Investors	73
7.27	Organizational Structure	73
7.28	Financial Condition	73
7.29	Beneficial Ownership Certification	73

8.	AFFIRMATIVE COVENANTS OF THE BORROWERS	73

8.1	Financial Statements, Reports and Notices	73
8.2	Payment of Obligations	77
8.3	Maintenance of Existence and Rights	77
8.4	Operations and Properties	77
8.5	Books and Records; Access; Principal Office	77
8.6	Compliance with Law	77
8.7	Investor Documents	77
8.8	Authorizations and Approvals	78
8.9	Maintenance of Liens	78
8.10	Further Assurances	78
8.11	Maintenance of Independence	78
8.12	Taxes	78
8.13	Compliance with Constituent Documents	78
8.14	Investor Default	78
8.15	Collateral Account	79
8.16	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	79
8.17	Solvency	79
8.18	Compliance with Sanctions	79
8.19	RIC Status under the Internal Revenue Code; Investment Company Act	79

9.	NEGATIVE COVENANTS	80

9.1	Borrower Information	80
9.2	Mergers, Etc.	80
9.3	Limitation on Liens	80
9.4	Fiscal Year and Accounting Method	80
9.5	Transfer of Subscribed Interests; Admission of Investors	80
9.6	Constituent Documents	81
9.7	Limitation on Investor Withdrawals	82
9.8	Transfers of Capital Commitments	82
9.9	Limitation on Indebtedness	82
9.10	Capital Commitments	82

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9.11	Drawdowns	82
9.12	ERISA Compliance	82
9.13	Environmental Matters	83
9.14	Limitations on Distributions	83
9.15	Limitation on Withdrawals of Funds	83
9.16	Exchange Listing	84
9.17	Transactions with Affiliates	84
9.18	Negative Pledge	84
9.19	Collateral Accounts	84
9.20	Limitations of Use of Loan Proceeds	84

10.	EVENTS OF DEFAULT	84

10.1	Events of Default	84
10.2	Remedies Upon Event of Default	87
10.3	Lender Offset	89
10.4	Performance by the Administrative Agent	90
10.5	Good Faith Duty to Cooperate	90

11.	AGENCY PROVISIONS	90

11.1	Appointment and Authorization of Agents	90
11.2	Delegation of Duties	91
11.3	Exculpatory Provisions	91
11.4	Reliance on Communications	92
11.5	Notice of Default	92
11.6	Non-Reliance on Agents and Other Lenders	93
11.7	Indemnification	93
11.8	Agents in Their Individual Capacity	94
11.9	Successor Agents	94
11.10	Reliance by the Borrowers	95
11.11	Administrative Agent May File Proofs of Claim	95

12.	MISCELLANEOUS	96

12.1	Amendments	96
12.2	Sharing of Offsets	98
12.3	Sharing of Collateral	99
12.4	Waiver	99
12.5	Payment of Expenses; Indemnity	100
12.6	Notice	101
12.7	Governing Law	103
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	103
12.9	Invalid Provisions	104
12.10	Entirety	104

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12.11	Successors and Assigns; Participations	104
12.12	Defaulting Lenders	108
12.13	All Powers Coupled with Interest	109
12.14	Headings	110
12.15	Survival	110
12.16	Full Recourse	110
12.17	Availability of Records; Confidentiality	110
12.18	Customer Identification Notice	111
12.19	Multiple Counterparts	111
12.20	Term of Agreement	111
12.21	Inconsistencies with Other Documents	111
12.22	Keepwell	111
12.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	112

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SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Lender Commitments and Related Information
SCHEDULE III:	Borrower Organizational Structure

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	[RESERVED]
EXHIBIT G:	Form of Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	Form of Responsible Officer’s Certificate
EXHIBIT L:	Form of Compliance Certificate
EXHIBIT M:	[RESERVED]
EXHIBIT N:	Form of Facility Extension Request
EXHIBIT O-1:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT O-2:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT O-3:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT O-4:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT P:	Form of Subscription Agreement
EXHIBIT Q:	Form of Investor Consent
EXHIBIT R:	Form of Adviser QPAM Agreement

-vi-

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, is dated as of February 25, 2020, by and among NMF SLF I, INC., a Maryland corporation (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers, the “Borrowers”)), the banks and financial institutions from time to time party hereto as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, and the Sole Lead Arranger (each as hereinafter defined).

A.            The Initial Borrower has requested that the Lenders make loans to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers.

B.            The Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            DEFINITIONS.

1.1            Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means (i) U.S. Bank National Association, or any successor thereto, so long as it remains an Eligible Institution or (ii) any Eligible Institution that enters into a Control Agreement in accordance with Section 5.2(b).

“Adequately Capitalized” means compliance with the minimum capital standards for bank holding companies to be “adequately capitalized” for purposes of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted LIBOR” means, for any LIBOR Rate Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) LIBOR for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period; plus (b) the Applicable Margin. If the calculation of Adjusted LIBOR results in a rate of Adjusted LIBOR less than zero (0), Adjusted LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Administration Agreement” means the Administration Agreement between the Initial Borrower and New Mountain Finance Administration, L.L.C. dated as of January 22, 2020, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent” means Wells Fargo, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Adviser” means (a) with respect to the Initial Borrower, New Mountain Finance Advisers BDC L.L.C., and (b) with respect to each Borrower joining the Credit Facility after the Closing Date, the Person or Persons, if any, appointed, employed or contracted with by such Borrower and responsible for directing or performing the day-to-day business affairs of such Borrower, as set forth in its joinder documentation, in each case under clause (a) and clause (b), including any successor thereto permitted under this Credit Agreement.

“Adviser QPAM Agreement” means a letter agreement in the form of Exhibit R, executed by the Adviser and delivered to the Administrative Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, including any electronic mail address, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Sole Lead Arranger and any permitted successors and assigns in such capacities.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Borrower as applicable.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means: (a) prior to receipt of Investor Consents for the Specified Investors, (i) with respect to LIBOR Rate Loans, 155 basis points (1.55%) per annum, and (ii) with respect to Reference Rate Loans, 55 basis points (0.55%) per annum; and (b) thereafter, (i) with respect to LIBOR Rate Loans, 150 basis points (1.50%) per annum, and (ii) with respect to Reference Rate Loans, 50 basis points (0.50%) per annum.

“Applicable Requirement” means each of the following requirements:

(a)          such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher; and

(b)          if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i)            a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii)           an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii)          a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher	90%; or

(iv)          an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unused Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unused Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.4 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.4.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, the sum of (i) ninety percent (90%) of the aggregate Unused Capital Commitments of the Included Investors, (ii) sixty-five percent (65%) of the aggregate Unused Capital Commitments of the Designated Investors, as such Unused Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unused Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.

“Business Day” means:

(a)            for all purposes other than as set forth in clause (b) below, any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by Applicable Law to close; and

(b)            if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement or the other Loan Documents in respect of any such LIBOR Rate Loan (or any Reference Rate Loan as to which the interest rate is determined by reference to LIBOR), any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Bylaws” means the Bylaws of the Initial Borrower dated as of January 14, 2020, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Capital Commitment” means the capital commitment of the Investors to the Borrowers in the amount set forth in the applicable Subscription Agreement.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrowers with respect to its Capital Commitment as of the time such determination is made.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default has occurred and is continuing under Section 10.1(a), 10.1(i) or 10.1(m); or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) there is a change of control of New Mountain Capital Group L.P. or the Adviser, (b) the Adviser resigns or is removed, or (c) the Investment Advisory Agreement ceases to be in full force and effect.

“Charter” means the Articles of Amendment and Restatement of the Initial Borrower, filed with the State of Maryland Department of Assessments and Taxation on January 14, 2020, which amended and restated the Articles of Incorporation of the Initial Borrower filed in the same office on January 23, 2019, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I with respect to such Borrower, (as such schedule may be amended, restated, supplemented or modified from time to time) which account shall be solely used for receipt of proceeds from Drawdowns.

“Collateral Account Pledge” means each pledge of a Collateral Account, substantially in the form of Exhibit D, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, security interest and Lien in and to the relevant Collateral Account, subject only to Permitted Liens, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II hereto or on its respective Assignment and Assumption, as the same may be reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means the limits on the aggregate amount of an Unused Capital Commitment set forth below, calculated for each Investor classification (or for an individual Investor as specified below) as a percentage of the aggregate Unused Capital Commitments of all Included Investors and Designated Investors:

Investor Classification	Individual Concentration Limit	Aggregate Concentration Limit
Rated Included Investors:
AA/Aa2 or higher	15%	-
A+/A1 to AA-/Aa3	10%	-
A-/A3 to A/A2	7%	-
BBB/Baa2 to BBB+/Baa1	5%	-

Non-Rated Included Investors	5% - 15%[1]	-

Designated Investors	5%	50%

Specified Investors[2]	100%	-

provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor. All of the Lenders may approve higher individual limits for Included Investors on a case-by-case basis in their sole discretion.

The Rating for each Investor will be the lower of any Rating of such Investor. If such Investor has only one Rating, that Rating shall apply. For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrowers, its properties or any Investor which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrowers pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, which was clearly and conspicuously marked or communicated as “Confidential,” or otherwise requested in writing to be held confidential, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time; or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Borrowers or any Investor or any other source at or prior to such time.

1 Such Concentration Limit to be determined by the Lenders at such time in their sole discretion on the date such Investor is designated as an non-Rated Included Investor.

2 Such Concentration Limit shall only apply if the Administrative Agent has received an Investor Consent acceptable to the Administrative Agent in its sole discretion.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means: (a) for the Initial Borrower, the Operative Documents; and (b) for any other Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (ii) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (iii) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws for such Person; in each such case as it may be restated, modified, amended or supplemented from time to time.

“Control” means, with respect to any Person, the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such Person; (b) as applicable, appoint or remove all, or the majority, of the managers or other equivalent officers of such Person; or (c) give directions with respect to the operating and financial policies of such Person, which the managers or other equivalent officers of such Person are obligated to follow.

“Control Agreement” means each Control Agreement relating to a Collateral Account among a Borrower, the Administrative Agent and the Account Bank, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Borrower is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions and comply with its Investor Consent.

“Daily LIBOR” means, with respect to any day, the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of such rate) for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at approximately 2:00 p.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If the calculation of Daily LIBOR results in a Daily LIBOR rate of less than zero (0), Daily LIBOR shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“Debt Limitations” means the limitations set forth in Section 9.9.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.9, any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition, and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.9(b)) upon delivery of written notice of such determination to the Borrowers and each other Lender.

“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)            a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit P which shall be acceptable to the Administrative Agent in its sole discretion, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii)           any Constituent Documents of the applicable Borrower, executed and delivered by such Investor;

(iii)          if such Investor’s Subscription Agreement, its Investor Consent, or any Constituent Document of the applicable Borrower executed by such Investor was signed by the applicable Borrower, or any Affiliate of any thereof, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received authority documentation reasonably satisfactory to the Administrative Agent; and

(iv)          such Investor is not a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust), unless otherwise consented to by the Lenders in their sole discretion.

provided that (1) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Lenders subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers.

“Distribution” has the meaning provided in Section 9.14.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Drawdown” means the issuance of a Drawdown Notice to any or all of the Investors for payment of each such Investor’s Drawdown Share Amount pursuant to and in accordance with the Subscription Agreements of the Investors.

“Drawdown Notice” shall have the meaning given to such term in the Subscription Agreements.

“Drawdown Share Amount” shall have the meaning given to such term in the Subscription Agreements.

“Early Opt-in Election” means the occurrence of: (a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.4 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR; and (b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Event of Default” has the meaning provided in Section 10.1.

“Exchange Listing” means a listing of a Borrower’s Shares on a national securities exchange.

“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.9(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor or Designated Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b)            an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, and is not dismissed within ten (10) Business Days, or an order for relief shall be entered in respect of such Person in a proceeding under any Debtor Relief Law;

(c)            any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor or Designated Investor, as applicable) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days of issuance or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and such judgment or decree shall not otherwise be stayed or covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of the Investor;

(d)            such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Drawdown or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of a Borrower, as applicable, its Investor Consent or any Credit Link Document, or (iii) give any written notice of its intent to withdraw from a Borrower or that it will not fund future contributions pursuant to a Drawdown or comply with the provisions of its Subscription Agreement, the Constituent Documents of a Borrower, as applicable, its Investor Consent, or any Credit Link Document;

(e)           such Investor shall fail to make a contribution of capital when initially due pursuant to a Drawdown, without regard to any applicable notice or cure period under its Subscription Agreement, and such delinquency is not cured within ten (10) Business Days;

(f)            any representation, warranty, certification or statement made by such Investor under its Subscription Agreement, its Investor Consent, or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect and is not cured within thirty (30) days;

(g)           [reserved];

(h)           a default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement, its Investor Consent, the Constituent Documents of the applicable Borrower, or any covenants or agreements contained in any Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within ten (10) Business Days;

(i)            in the case of each Investor that is an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor”, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement”;

(j)            the occurrence of any circumstance or event which could reasonably be expected to materially impair, impede, or jeopardize the obligation and the ability of such Investor to fulfill its material obligations under its Subscription Agreement, its Investor Consent, the Constituent Documents of a Borrower, as applicable, or any Credit Link Document;

(k)           to the actual knowledge of a Borrower, in the case of an Investor that is an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor,” or a Specified Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in such Person’s most recent financial report, of at least eighty percent (80%) of the net worth of such Investor, measured as of the date of its initial designation as an Included Investor or Specified Investor, as applicable;

(l)            except as otherwise provided for herein, such Investor shall Transfer its Subscribed Interest in a Borrower and be released from its obligations under its Subscription Agreement to make contributions pursuant to a Drawdown with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its Subscribed Interest in a Borrower only the Transferred portion shall be excluded from the Borrowing Base;

(m)          any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Drawdown for such Included Investor or Designated Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unused Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;

(n)            the Collateral subject to the Security Agreement ceases to be subject to a first priority perfected Lien in favor of the Administrative Agent (subject only to Permitted Liens);

(o)            in connection with any Borrowing, any Borrower has knowledge that such Investor will likely request to be excused from funding a Drawdown with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing; provided that only the portion of such Investor’s Unused Capital Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing shall be excluded from the Borrowing Base;

(p)            such Investor becomes a Sanctioned Entity, or, to any Borrower’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Drawdowns are derived from illegal activities;

(q)            such Investor (if it is an Included Investor or a Designated Investor) pledges or otherwise grants a security interest or otherwise creates a Lien on such Investor’s right, title and interest in any Borrower without the prior written consent of the Administrative Agent in its sole discretion;

(r)            if such Investor is an ERISA Investor, any failure by its Sponsor to pay any contractual or statutory obligations or make any material payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor;

(s)            if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;

(t)            with respect to any Investor that is a natural person, such person is deceased;

(u)            such Investor is declared a “Defaulting Investor” under its Subscription Agreement or the Constituent Documents of any Borrower;

(v)            such Investor shall withdraw, retire or resign from any Borrower or its Subscribed Interest is redeemed, forfeited or otherwise repurchased by the Borrower; or

(w)           in the case of an Included Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrowers ten (10) Business Days’ notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor.

“Extension Fee” means the fee payable with respect to any extension of the Stated Maturity Date in accordance with Section 2.16, as set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit N to extend the initial Stated Maturity Date for an additional period of no greater than 364 days.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Borrowers, the Administrative Agent and certain Lenders, as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such Pension Plan Investor with the United States Department of Labor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g)  which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, including, for the avoidance of doubt, after applying the amount of cash collateral or other eligible collateral provided by the applicable Borrower in accordance with the terms of such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its sole discretion, (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Lenders, in their sole discretion, or (iii) is a Specified Investor, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)             a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit P which shall be acceptable to the Administrative Agent in its sole discretion, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii)            any Constituent Documents of the applicable Borrower executed and delivered by such Investor;

(iii)           if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person;

(iv)           if such Investor’s Subscription Agreement, its Investor Consent, or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

(v)           such Investor is not a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust), unless otherwise consented to by the Lenders in their sole discretion;

provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)            all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)            all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)            the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)            all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)            all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all obligations of any such Person to repurchase any securities by a fixed date, which repurchase obligation is related to the issuance thereof;

(g)            all net obligations of such Person under any Hedge Agreements; and

(h)            all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Ineligible Assignee” means any private investment company, investment firm, investment partnership, private equity fund or other private equity investment vehicle.

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Interest Option” means LIBOR or the Reference Rate.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan or any LIBOR Rate Loan based on Daily LIBOR, the first Business Day of each calendar month; (b) as to any LIBOR Rate Loan in respect of which the applicable Borrower has selected a one-, two- or three- month Interest Period, the last day of such Interest Period for such LIBOR Rate Loan; (c) as to any LIBOR Rate Loan in respect of which the applicable Borrower has selected a six month Interest Period, the last day of each third month during such Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date.

“Interest Period” means, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i)            any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii)            if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment” means any investment made by a Borrower in accordance with the Subscription Agreements and the other Operative Documents.

“Investment Advisory Agreement” means the Investment Advisory and Management Agreement between the Initial Borrower and the Adviser dated as of January 22, 2020, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Period” has the meaning given to such term in the Subscription Agreement.

“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Initial Borrower, as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Investor” means any Person that has a Subscribed Interest in a Borrower.

“Investor Consent Condition” means that the Specified Investor(s) have delivered Investor Consent Letters (in a form deemed to be acceptable by the Administrative Agent in its sole discretion) by the expiration of the date that is 30 days following the Closing Date.

‘Investor Consent” means a letter in the form of Exhibit Q (or as otherwise agreed to in writing by the Administrative Agent in its sole discretion) executed by an Investor and delivered to the Administrative Agent.

“Investor Information” has the meaning provided in Section 12.17.

“IRS” means the U.S. Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Keepwell Provider” means, with respect to any Swap Obligation, a Borrower that is an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act and related regulations of the Commodities Futures Trading Commission by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said section 1a(18) (and related regulations).

“Key Person Event” means any time (a) Steven Klinsky; and (b) at least two (2) of either Robert A. Hamwee, Adam B. Weinstein, and John R. Kline, cease to devote a substantial majority of their business time to the affairs of the Adviser and its Affiliates.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.

“Lender” means (a) Wells Fargo in its capacity as lender, and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof.

“Lender Hedge Agreement” means each Hedge Agreement entered into by and between a Borrower or guaranteed by a Borrower and a Lender or an Affiliate of a Lender, in each case, unless agreed in writing by the parties thereto that such Hedge Agreement is not a “Lender Hedge Agreement”, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“LIBOR” means:

(a)            for any interest rate calculation with respect to any LIBOR Rate Loan, at the option of the Borrowers, either:

(i)            Daily LIBOR (which, for the avoidance of doubt, shall be determined on each Business Day in accordance with the definition thereof and shall only be available for Loans denominated in Dollars), or

(ii)            the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of such rate) for deposits in Dollars for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at approximately 2:00 p.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%); and

(b)           for any interest rate calculation with respect to a Reference Rate Loan, Daily LIBOR.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. If the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“LIBOR Conversion Date” has the meaning provided in Section 2.3(f).

“LIBOR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on Adjusted LIBOR.

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans or Reference Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Limited Exclusion Right” shall have the meaning given to such term in the Subscription Agreement.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Investor Consent, all Credit Link Documents, each Qualified Borrower Guaranty, the Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means the groups of LIBOR Rate Loans and Reference Rate Loans made by the Lenders to the applicable Borrower pursuant to the terms and conditions of this Credit Agreement (and certain other related amounts specified in Section 2.10 shall be treated as Loans pursuant to Section 2.10).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, actual liabilities, financial condition or business of the Borrowers; (b) the ability of any Borrower to perform its obligations under this Credit Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; (d) the obligation or the ability of any Borrower to fulfill its obligations under its Constituent Documents; or (e) the ability of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to perform their obligations under the Constituent Documents of the Borrowers, the Subscription Agreements, the Investor Consents or the Credit Link Documents, as applicable.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) 45 days prior to the date on which the Borrowers’ ability to call Capital Commitments for the purpose of repaying the Obligations is terminated; (d) 45 days prior to the date of any Exchange Listing; (e) the date upon which a Specified Investor is subject to an Exclusion Event (other than a Specified Exclusion Event) that is not cured within sixty (60) days from the date of the occurrence thereof; (f) the occurrence of a Specified Exclusion Event that is not cured within fifteen (15) Business Days from the date of the occurrence thereof; and (g) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $50,000,000, as it may be reduced by the Borrowers pursuant to Section 3.6.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Operative Documents” means, with respect to the Initial Borrower, its Charter and Bylaws, the Investment Advisory Agreement, the Administration Agreement, the Registration Statement and the form Subscription Agreement attached as Exhibit P hereto.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.9(b)).

“Participant” has the meaning provided in Section 12.11(d). “Participant Register” has the meaning specified in Section 12.11(e).

“Pending Drawdown” means any Drawdown that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Permitted Liens” means (a) Liens for claims with respect to Taxes, assessments or charges of any Governmental Authority that are not yet due; (b) any Liens for claims with respect to Taxes, assessments or charges of any Governmental Authority that are due; provided that such related claims are being contested in good faith by appropriate proceedings for which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (b) banker’s Liens, rights of setoff or similar rights and remedies arising in the ordinary course of business as to deposit or securities accounts or other funds maintained with depositary institutions or arising as a matter of law to the extent permitted by the Control Agreements; (c) Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents; and (d) Liens in favor of a Borrower for the ultimate benefit of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.

“Permitted Distributions” means, without duplication, (a) Distributions required to maintain the status of Borrower as a RIC or to reduce Borrower's taxes to zero and (b) Distributions required to avoid federal excise taxes imposed by Section 4982 of the Internal Revenue Code.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, at any date of determination, the sum of the aggregate outstanding principal amount of the Loans.

“Prior Notice Requirement” has the meaning provided in Section 9.5(a).

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.6.

“Qualified Borrower” has the meaning provided in Section 6.3(a).

“Qualified Borrower Guaranty” has the meaning provided in Section 6.3(b).

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3(c).

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Reference Rate” means, as of any day, the greatest of: (i) the Prime Rate in effect on such day plus the Applicable Margin, (ii) the Federal Funds Rate in effect on such day plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) except during any period of time during which LIBOR is unavailable pursuant to Section 4.2, 4.3, or 4.4 one (1)-month Adjusted LIBOR plus one hundred and five basis points (1.05%). Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” has the meaning provided in Section 12.11(c).

“Registration Statement” means the Initial Borrower’s registration statement on Form 10, originally filed with the SEC on November 22, 2019 and amended on January 15, 2020 (together with any appendices and supplements thereto), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means, with respect to any event or circumstance giving rise to a requirement of a Borrower to make any payment: (a) within two (2) Business Days of the occurrence of such event or circumstance, to the extent funds are available in the Collateral Accounts or any other account maintained by the Borrowers; and (b) otherwise, to the extent that it is necessary for the Borrowers to issue a Drawdown Notice to fund all or a portion of such required payment, within fifteen (15) Business Days of the occurrence of such event or circumstance (but, in any event, the Borrowers shall issue such Drawdown Notice and shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a)(i).

“Responsible Officer” means: (a) in the case of a corporation or company, its president or any vice president or any director or any other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be any secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, any officer or director of its general partner or ultimate general partner, as the case may be, or any officer or director of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; (c) in the case of a limited liability company, any officer of such limited liability company or any manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, and (d) in the case of an exempted company, any director or any other duly authorized officer of such exempted company, or in each case any such other authorized officer or signatory who has the power to bind such corporation, limited partnership, exempted limited partnership, liability company, exempted company, any other Person who has provided documentation evidencing such authority or any other party acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of a Borrowing; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrowers in their sole discretion.

“RIC” means, a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over any Borrower or its Subsidiaries.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Lenders and each Indemnitee.

“Security Agreement” means a security agreement substantially in the form of Exhibit C, made by a Borrower in favor of the Administrative Agent, pursuant to which a Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority Lien and security interest in, and pledge of, its interests in the Collateral, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Shares” means shares of common stock of the Initial Borrower or the Equity Interest of any Investor in any other Borrower.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Sole Lead Arranger” means Wells Fargo.

“Solvent” means, with respect to any Borrower, as of any date of determination, that as of such date:

(a)            the fair value of the assets of such Borrower and, with respect to the Borrowers, the aggregate Unused Capital Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Borrower;

(b)            the fair value of the assets of such Borrower and, with respect to the Borrowers, the aggregate Unused Capital Commitments, are not less than the amount that will be required to pay the probable liability of the Borrowers on their debts as they become absolute and matured;

(c)            such Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d)            such Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Borrowers, the aggregate Unused Capital Commitments, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Specified Investor” means each Investor that has satisfied (or has not yet failed to satisfy) the Investor Consent Condition and that has been designated as a Specified Investor by the Administrative Agent in its sole and absolute discretion.

“Specified Investor Early Termination Date” means the 6-month anniversary of the Closing Date; provided that the Investor Consent Condition is not satisfied.

“Specified Exclusion Event” means any of clause (a), (b), (c), (d), (j), (m), (n), (p) or (v) of the definition of “Exclusion Event”.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means, at any date of determination thereof, the rate determined by the Administrative Agent, as applicable, to be the rate quoted by the Administrative Agent, as applicable, as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination.

“Stated Maturity Date” means the earlier of (i) the Specified Investor Early Termination Date and (ii) February 25, 2022.

“Subscribed Interest” means the obligation of an Investor to purchase Shares pursuant to its Subscription Agreement up to the amount of its Unused Capital Commitment.

“Subscription Agreement” means a Subscription Agreement substantially in the form of Exhibit P executed by an Investor in connection with the subscription for Shares of a Borrower, as amended, amended and restated, restated, supplemented or otherwise modified from time to time or with changes reasonably acceptable to the Administrative Agent. References to terms of or as defined in “the Subscription Agreement” shall be deemed to be references to the form of Subscription Agreement attached as Exhibit P hereto (as amended, amended and restated, restated, supplemented or otherwise modified from time to time), or with changes reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Supported Counterparty” means, at any time, a Borrower that, at such time, is not an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act and related regulations of the Commodities Futures Trading Commission, except by virtue of the support of the Keepwell Providers under Section 12.22.

“Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $10,000,000.

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a Reference Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Capital Commitment” shall have the meaning given to such term in the Subscription Agreement, provided, however, that any amount subject to a Pending Drawdown shall be excluded from the applicable Investor’s Unused Capital Commitment.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(g).

“Wells Fargo” has the meaning provided in the first paragraph hereof.

“Withholding Agent” means any Borrower and the Administrative Agent.

1.2           Construction.

With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b)            the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c)            whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d)            the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)            the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f)            any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g)            the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h)            all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i)             the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)             the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l)             a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or cured to the reasonable satisfaction of the Administrative Agent; and

(m)           section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3            Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

(b)            If at any time any change in GAAP would affect the computation of any financial covenant set forth in this Credit Agreement or any other Loan Document, the Borrowers, the Administrative Agent and Required Lenders shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended: (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) the Borrowers shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP.

1.4           UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5           References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7           Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.4, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

2.            REVOLVING CREDIT LOANS.

2.1           The Commitment.

(a)           Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period to extend to the Borrowers a revolving line of credit.

(b)           Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover or Conversion hereunder if:

(i)             after giving effect to such Borrowing, Rollover or Conversion: (A) the Principal Obligations would exceed the Available Commitment; or (B) the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii)            the conditions precedent for such Borrowing in Section 6.2 have not been satisfied.

(c)            Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted notwithstanding Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2           Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans in Dollars to the Borrowers at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Section 2.1(b) and Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.7(a) would exceed the Maximum Rate then in effect with respect to such Loan.

2.3           Manner of Borrowing.

(a)           Request for Borrowing. Each requesting Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 2:00 p.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan, and (y) at least three (3) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan denominated in Dollars; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 2:00 p.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by the requesting Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Sections 6.1, in the case of the initial Borrowing, and Section 6.2 and, to the extent applicable, Section 6.3 and/or Section 6.4, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3. Notwithstanding anything to the contrary contained herein, any notice requirement in this clause (a) may be waived by the Administrative Agent and the Lenders in their sole discretion in connection with the initial Request for Borrowing.

(b)           Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c)            Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by each requesting Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on such Borrower, and such Borrower shall indemnify each Lender against any cost, loss or expense actually incurred by such Lender, either directly or indirectly, as a result of any failure by such Borrower to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth in reasonable detail the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.

(d)            Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e)            Rollovers. No later than 2:00 p.m. at least three (3) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in Dollars, the applicable Borrower shall give the Administrative Agent written notice at the Agency Services Address, which notice may be via facsimile, electronic mail or other written communication in a form acceptable to the Administrative Agent in its sole discretion (each such notice, a “Rollover Notice”) whether the applicable Borrower desires to renew such LIBOR Rate Loan. The Rollover Notice shall also specify (i) the amount of the LIBOR Rate Loan and (ii) the length of the Interest Period, in each case, selected by such Borrower with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the applicable Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, such Borrower shall be deemed to have elected the Reference Rate as the Interest Option with respect to such Loan.

(f)            Conversions. Each Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Rate Loan in Dollars; and (ii) any LIBOR Rate Loan in Dollars, on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Rate Loan to a Reference Rate Loan, provided that the requesting Borrower shall, on such LIBOR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.6, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via electronic mail) substantially in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 2:00 p.m. at least either (x) three (3) Business Days prior to such LIBOR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of a Borrower for a Conversion of a Reference Rate Loan to a LIBOR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g)           Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) LIBOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.

(h)           Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4            Minimum Loan Amounts. Each LIBOR Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Loan; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment.

2.5            Funding.

(a)            Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 2:00 p.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent (if any) or other account previously notified to the Administrative Agent not later than 2:00 p.m. on the borrowing date or, if requested by the requesting Borrower in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the requesting Borrower by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower.

(b)           Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6           [Reserved].

2.7           Interest.

(a)            Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b)           Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan and Reference Rate Loan bearing interest based off LIBOR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off LIBOR) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c)            Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.7(a) above) all overdue Obligations shall bear interest, after as well as before judgment, at the Default Rate.

2.8           Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.9           [Reserved].

2.10         Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, and to accept the Qualified Borrower Guaranties in support thereof, the applicable Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the applicable Borrower, in immediately available funds, an amount equal to the amount due and owing under the applicable Qualified Borrower Promissory Note or the applicable Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due or any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur with respect to such Qualified Borrower. The Administrative Agent will notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Qualified Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.11         Use of Proceeds and Qualified Borrower Guaranties The proceeds of the Loans shall be used solely for purposes (a) expressly permitted under the Constituent Documents of each Borrower and (b) for which a Drawdown Notice may be made to fund the repayment thereof; provided that, the proceeds of any Loan shall not be used to pay all or any portion of any Loan. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of any Borrower. Nothing, including, without limitation, any Borrowing, any Rollover, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any Investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall to its knowledge use the proceeds of any Borrowing hereunder to purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223.  In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund advised by a Lender or an Affiliate thereof.

2.12         Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter. The Borrowers will pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.

2.13         Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the rate of (a) 20 basis points (0.20%) per annum when the unused Commitment (through the extension of Loans) of the Lenders is greater than or equal to fifty percent (50%) of the Maximum Commitment or (b) twenty-five basis points (0.25%) per annum when the unused Commitment (through the extension of Loans) of the Lenders is less than fifty percent (50%) of the Maximum Commitment, in either case calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.13, the fee shall be calculated on a daily basis. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.14         [Reserved].

2.15         [Reserved].

2.16         Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term not longer than 364 days subject to satisfaction of the following conditions precedent:

(a)            as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(b)           the Borrowers shall have paid an Extension Fee to the Administrative Agent for the benefit of the Lenders;

(c)            no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d)            the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender); and

(e)            the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of any extension to the Maturity Date.

Each Extension Request shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 2.16 have been satisfied on and as of the date of the applicable extension.

3.            PAYMENT OF OBLIGATIONS.

3.1            Revolving Credit Notes. Any Lender may request that the Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes substantially in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and substantially in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2            Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3            Payment of Interest.

(a)            Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.7, notwithstanding whether the applicable Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the applicable Borrower.

(b)            Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on each other date of any reduction of the outstanding principal amount of the Loans hereunder, and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4            Payments on the Obligations.

(a)            Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 2:00 p.m. in federal or other immediately available funds to the Administrative Agent at [OMITTED], or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 2:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in Dollars.

(b)            Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c)            Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5            Prepayments.

(a)            Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium, fees or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans; and (B) one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, if any such written notice is delivered in connection with any refinancing of this Credit Facility or the incurrence of any Indebtedness and such prepayment is expressly conditioned upon the receipt of the proceeds of such refinancing or of incurrence of Indebtedness, the Borrowers may revoke such notice in the event such refinancing or incurrence of Indebtedness is not consummated; provided that, the Borrowers shall be liable for any additional amounts required pursuant to Section 4. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b)            Mandatory Prepayment.

(i)            Excess Loans Outstanding. If, on any day the Principal Obligations exceed the Available Commitment (including, without limitation, as a result of an Exclusion Event) or the maximum amount permitted under the Constituent Documents, then one or more Borrowers shall pay following the earlier of (i) demand by the Administrative Agent, or (ii) a Responsible Officer of a Borrower obtaining knowledge thereof, without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)), by the Required Payment Time. Each Borrower hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full.

(ii)            The Principal Obligations of each individual Loan shall be repaid by the Borrowers without further demand to the Administrative Agent, for the benefit of the Lenders, in immediately available funds on or prior to the date that is the earlier of (A) one hundred and eighty (180) days after the date of the initial Borrowing with respect to such Loan (or, if such date is not a Business Day, the immediately preceding Business Day) and (B) the Maturity Date.

3.6            Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or, if more, in multiples of $1,000,000; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $15,000,000 or less, unless otherwise consented to by the Administrative Agent in its sole discretion (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7            Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8            Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a)            Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)            Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers.

(c)            Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

4.            CHANGE IN CIRCUMSTANCES.

4.1            Taxes.

(a)            Defined Terms. For purposes of this Section 4.1, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, by the later of ten (10) days after demand therefor and the Required Payment Time, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), 4.1(g)(ii)(B) and 4.1(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (A) in the case of any determination described in the foregoing clause (i), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender in such currency shall, at the option of the Borrower, be converted to, and shall continue, as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent of such Loans and Obligations immediately prior to such suspension, and (B) in the case of any determination described in the foregoing clause (ii), any obligation of such Lender to maintain Loans accruing interest at LIBOR, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off the LIBOR Rate in accordance with the definition thereof) to be Loans accruing interest calculated by reference to the LIBOR Rate, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender outstanding at the time of such suspension shall, at the option of the applicable Borrower, be continued as Reference Rate Loans if denominated in Dollars. Upon the prepayment of any such Loans, the applicable Borrower shall also pay accrued and unpaid interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3            Inability to Determine Rates. Other than with respect to a Benchmark Transition Event or an Early Opt-in Election, if the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits in Dollars are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of any LIBOR Rate Loan; or (b) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan, then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that LIBOR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (x) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (y) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR; provided that, (A) if the foregoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to Reference Rate Loans only on the last day of the then-current Interest Period, and (B) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing.

4.4            Effect of Benchmark Transition Event

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.4 will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.4 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.4.

(d)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Borrowing of, conversion to or continuation of any LIBOR Rate Loan to be made, converted or continued during any Benchmark Unavailability Period, provided that, if such request is not revoked, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans. During any Benchmark Unavailability Period, the component of Reference Rate based upon LIBOR will not be used in any determination of Reference Rate.

4.5            Increased Cost and Capital Adequacy.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, if such charges are generally being charged by such Lender to other similarly situated borrowers (after due consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship), following written request of such Lender or other Recipient, the Borrowers shall pay by the later of ten (10) days after demand therefor and the Required Payment Time, to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, if such charges are generally being charged by such Lender to other similarly situated borrowers (after due consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship), from time to time upon written request of such Lender, the Borrowers shall pay by the later of ten (10) days after demand therefor and the Required Payment Time to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 4.5(a) or Section 4.5(b) and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate by the Required Payment Time.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6            Funding Losses. Following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall pay the Administrative Agent by the later of ten (10) days after demand therefor and the Required Payment Time for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a LIBOR Rate Loan after the Borrowers shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.

4.7            Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR.

4.8            Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.9            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 4.5, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.5 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 4.5, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.9(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or has a direct or indirect parent company that has become the subject of a Bail-In Action, or if any Lender makes a determination under Section 4.2 that it is unlawful to maintain or fund LIBOR Rate Loans, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.5 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 4.5 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with Applicable Law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.            SECURITY.

5.1            Liens.

(a)            Collateral. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Borrowers, each to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority (except as expressly permitted pursuant to the definition of Permitted Liens), perfected security interest and Lien in and on the Collateral pursuant to the Security Agreements, the related financing statements and the other related documents.

(b)            Reliance. The Borrowers agree that the Administrative Agent and each Lender have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan, will make such Loan in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments to the Borrower as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced on behalf of the Borrower by the Administrative Agent, upon the occurrence and continuance of an Event of Default, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents and subject to the Operative Documents and Applicable Law, directly against the Investors without further action by the Borrowers, and notwithstanding any compromise of any such Capital Commitment by the Borrowers after the Closing Date, but subject to the terms of Section 10.2(b).

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including without limitation the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2            The Collateral Accounts; Drawdowns.

(a)            The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Borrower shall require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by such Investors pursuant to Drawdowns. In addition, each Borrower shall promptly deposit into its respective Collateral Account any payments and monies that such Borrower receives directly from Investors as Capital Contributions.

(b)            Use of the Collateral Accounts. The applicable Borrower may withdraw funds from its Collateral Account only in compliance with Section 9.15. Upon the occurrence and during the continuation of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts. If the applicable Account Bank with respect to any Collateral Account ceases to be Wells Fargo or an Eligible Institution, each Borrower, as applicable, shall have thirty (30) days following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Borrower shall open a new Collateral Account that is subject to a new Control Agreement with a replacement Account Bank within thirty (30) days of the earlier of (i) such termination and (ii) the terminating Account Bank providing notice of its intent to terminate such Control Agreement.

(c)            No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Drawdowns issued by the Borrowers. None of them shall be required to refer to the Constituent Documents of any Borrower or a Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement or any Drawdown. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Drawdown by any Borrower or the Investment or use of the proceeds thereof.

(d)            Drawdowns and Disbursements from Collateral Accounts. Subject to the Operative Documents and any requirements under Applicable Law, the Borrowers will issue Drawdowns at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts, and any other accounts of any Borrower maintained at Wells Fargo, for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the applicable Borrower.

(e)            No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Drawdown nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

5.3            Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, notices, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4            Subordination. During the continuance of an Event of Default or a Specified Exclusion Event, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Borrower, Investor, New Mountain Capital Group, L.L.C. or the Adviser whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”). All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Borrower agrees to take such actions as are necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to, upon the reasonable request of the Administrative Agent, provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the above, during the continuance of an Event of Default or a Specified Exclusion Event, all (i) franchise taxes and servicing fees payable by the Borrowers to the Adviser and (ii) management fees payable by the Borrowers to the Adviser and reasonable expenses payable by the Borrowers to the Adviser, in each case with respect to clause (i) and (ii), shall not be subject to the above subordination provision; provided that such amounts shall not be paid from the Collateral during an Event of Default; and provided further that the aggregate amount of fees and expenses in clauses (i) and (ii) shall not exceed $1,000,000.00 in the aggregate for any annual period.

6.            CONDITIONS PRECEDENT TO LENDING.

6.1            Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (which satisfaction or waiver must occur within one (1) Business Day of the date hereof):

(a)            Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b)            Note. Each Note duly executed and delivered by the Initial Borrower (if required) in accordance with Section 3.1;

(c)            Security Agreement. A Security Agreement, duly executed and delivered by the Initial Borrower in favor of the Administrative Agent for the benefit of the Secured Parties;

(d)            Collateral Account Pledges. A Collateral Account Pledge, duly executed and delivered by the Initial Borrower in favor of the Administrative Agent for the benefit of the Secured Parties;

(e)            Control Agreements. A Control Agreement, duly executed and delivered by the Initial Borrower;

(f)            Filings.

(i)            Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Initial Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens (other than Permitted Liens) and other rights of any Person in any Collateral previously granted; and

(ii)            Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ Liens in the Collateral;

(g)            Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, substantially in the form of Exhibit K;

(h)            The Initial Borrower’s Constituent Documents. True and complete copies of the Operative Documents of the Initial Borrower, together with certificates of good standing (or other similar instruments) of the Initial Borrower, in each case certified by a Responsible Officer to be correct and complete copies thereof and in effect on the date hereof and in each case satisfactory to the Administrative Agent in its sole discretion;

(i)            Authority Documents. Certified resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(j)            Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(k)            Opinions. One or more favorable written opinions of counsel to the Initial Borrower in form and substance satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(l)            Investor Documents. With respect to Investors: (i) a copy of each Investor’s duly executed Subscription Agreement, Credit Link Document, if applicable, and, if it has been executed, an Investor Consent; and (ii) if such Investor is an Endowment Fund Investor, a copy of any keepwell agreement in place between such Investor and its Sponsor;

(m)            Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(n)            ERISA Status. With respect to the Initial Borrower, either (i) a favorable written opinion of counsel, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of the Initial Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of the Initial Borrower that the underlying assets of the Initial Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in the Initial Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) an Adviser QPAM Agreement;

(o)            Collateral Accounts. Evidence that the Collateral Accounts have been established;

(p)            “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Initial Borrower has become KYC Compliant;

(q)            Beneficial Ownership Certification. The Administrative Agent shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to the Initial Borrower if the Initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(r)            Additional Information. Such other information and documents as may be required by the Administrative Agent and its counsel.

In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrower Parties and their management, controlling owners, systems and operations.

6.2            Conditions to all Loans. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) hereunder is subject to the conditions precedent that:

(a)            Representations and Warranties. The representations and warranties of the Borrowers set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date; provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition; provided, further, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b)            No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;

(c)            Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing, together with a Borrowing Base Certificate;

(d)            No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents or its Subscription Agreement with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan (provided, that if the Borrowers have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unused Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(e)            Available Commitment. After giving effect to the proposed Borrowing, the Principal Obligations will not exceed the Available Commitment;

(f)            Key Person Event. No Key Person Event shall have occurred and be continuing; and

(g)            Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, including the reasonable fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing.

6.3            Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice and each of the following:

(a)            Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the applicable Borrower must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower or another Borrower owns a direct or indirect ownership interest, or through which such Borrower or another Borrower may acquire an Investment, the indebtedness of which entity can be guaranteed by the applicable Borrower under its Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b)            Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”), which shall be acknowledged and agreed to by the applicable Borrower, and enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c)            Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent (as such note may be amended, restated, reissued, extended or modified), for the benefit of the Secured Parties in the principal amount of its related Obligations;

(d)            Authorizations of Qualified Borrower. The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e)            Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f)            Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a favorable written opinion of counsel for such Qualified Borrower, in form and substance satisfactory to the Administrative Agent;

(g)            Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Agent;

(h)            “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;

(i)            Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;

(j)            Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k)            ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) an Adviser QPAM Agreement with respect to such Qualified Borrower;

(l)            Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower a Beneficial Ownership Certification in relation to each Qualified Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(m)            Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as a Qualified Borrower hereunder.

6.4            Addition of Borrowers. Upon the satisfaction of each of the following requirements in this Section 6.4, a proposed Borrower shall be designated a Borrower hereunder; provided that the Administrative Agent shall be given at least ten (10) Business Days’ prior written notice from the date clauses (j) and (l) are satisfied: provided, further, that references to Borrower in this Section 6.4 shall not include Qualified Borrowers:

(a)            Approval. In order for an entity to be approved as a Borrower, the Borrower (i) must obtain the written consent of each Lender, such consent not to be unreasonably withheld and (ii) the provisions of this Section 6.4 shall be satisfied;

(b)            Joinder. The Borrower shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by a Borrower at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c)            Borrower Note. Upon the request of the Administrative Agent, such Borrower shall execute and deliver a promissory note, in the form of Exhibit B;

(d)            Authorizations. The Administrative Agent shall have received from such Borrower appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e)            Responsible Officer Certificates. A certificate from a Responsible Officer of such Borrower in the form of Exhibit K;

(f)            Constituent Documents. True and complete copies of the Constituent Documents of such Borrower together with certificates of good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Borrower to be correct and complete copies thereof and in effect on the date such Borrower becomes a Borrower hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g)            ERISA Status. Either (i) a favorable written opinion of counsel to such Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) an Adviser QPAM Agreement with respect to such Borrower;

(h)            Incumbency Certificate. The Administrative Agent shall have received from such Borrower a signed certificate of a Responsible Officer of such Borrower which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Person, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i)             Opinion of Counsel. The Administrative Agent shall have received a favorable written opinion of counsel for such Borrower in form and substance satisfactory to the Administrative Agent;

(j)             “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Borrower KYC Compliant;

(k)            Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by Borrower on or prior to the date such Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;

(l)             Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Borrower and its respective management, controlling owners, systems and operations;

(m)           Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Borrower a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(n)            Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.4 described above, the proposed Borrower shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder

7.            REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.

To induce the Lenders to make the Loans hereunder, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1            Organization and Good Standing. Such Borrower (a) is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2            Authorization and Power. Such Borrower has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements. Such Borrower is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3            No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents to which such Borrower is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which such Borrower is subject or any judgment, license, order or permit applicable to such Borrower or any indenture, mortgage, deed of trust or other agreement or instrument to which such Borrower is a party or by which such Borrower may be bound, or to which such Borrower may be subject. No material consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by such Borrower of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4            Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Borrower is a party are the legal and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5            Priority of Liens. The Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable, perfected first priority Lien (subject only to Permitted Liens) on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral (other than Permitted Liens).

7.6            Financial Condition. Such Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1 and the related statement of income, in each case certified by a Responsible Officer of such Borrower to be true and correct in all material respects; such financial statements fairly present, in all material respects, the financial condition of such Borrower as of the applicable date of delivery and have been prepared in accordance with GAAP, except as provided therein. For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement which has the effect of modifying the opinions therein.

7.7            Full Disclosure. There is no fact known to such Borrower that it has not disclosed to the Administrative Agent in writing which could have a Material Adverse Effect. All information heretofore furnished by such Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8            No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9            No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or threatened, against such Borrower, other than any such Proceeding that has been disclosed in writing by such Borrower to the Administrative Agent, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or threatened, against such Borrower, other than any such Proceeding that would not, if adversely determined, have a Material Adverse Effect.

7.10          Material Adverse Effect. No circumstances exist or changes to such Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

7.11          Taxes. Such Borrower has timely filed or caused to be filed all U.S. federal income and other Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other Taxes required to be paid by such Borrower, except, in each case, (i) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or (ii) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.12          Principal Office; Jurisdiction of Formation. As of the date hereof, (a) each of the principal office, chief executive office, and principal place of business of such Borrower is correctly listed on Schedule I, and such Borrower has been at such location since its formation; and (b) the jurisdiction of formation of such Borrower is correctly listed on Schedule I, and such Borrower is not organized under the laws of any other jurisdiction.

7.13          ERISA. The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors in accordance with the terms and conditions of the Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. Neither such Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, any member of its Controlled Group, has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan. Either (x) such Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets, or (y) such Borrower is deemed to hold Plan Assets and each of the following are true: (i) the Adviser is the investment manager of such Borrower pursuant to the Investment Advisory Agreement, which is in full force and effect; (ii) pursuant to the Investment Advisory Agreement, the disposition of such Borrower’s assets is subject to the discretionary authority of the Adviser; (iii) such Borrower is an investment fund (as defined in Part VI(b) of the U.S. Department of Labor Prohibited Transaction Exemption 84-14, as amended (the “QPAM Exemption”)); (iv) the terms of the transactions contemplated by the Loan Documents were negotiated on behalf of such Borrower by the Adviser, which satisfies the conditions to be a “qualified professional asset manager” (“QPAM”) within the meaning of the QPAM Exemption; (v) the conditions of Part I of the QPAM Exemption are satisfied with respect to such Borrower’s entering into and performance of this Credit Agreement, each Loan made thereunder, and the transactions contemplated by the Loan Documents; and (vi) none of any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing has rendered (or has any responsibility or authority to render) investment advice (within the meaning of Section 3(21) of ERISA and Section 4975(e)(3) of the Code) with respect to any moneys or other property of such Borrower that would cause any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing to be deemed a “fiduciary” within the meaning of Section 3(21) of ERISA and Section 4975(e)(3) of the Code with respect to the assets of such Borrower involved in any Loan or other transaction, and none of any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing is otherwise a fiduciary with respect to the assets of the Borrower involved in any Loan or other transaction under the Loan Documents (including in connection with its retention or exercise of any rights under the Loan Documents).

7.14          Compliance with Law. Such Borrower is, to the best of its knowledge, in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15          Environmental Matters. Such Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Borrower or any permit issued under any Environmental Law to such Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16          Capital Commitments and Contributions. All the Investors of such Borrower are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 8.1(k)), and the true and correct Capital Commitment of each Investor of such Borrower is set forth on Exhibit A (or on any such revised Exhibit A). No Drawdowns have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent or that will be provided pursuant to Section 8.1(c). As of the date hereof, the aggregate amount of the Capital Commitments of each Investor of such Borrower is set forth on Exhibit A; and the aggregate Unused Capital Commitment that could be subject to a Drawdown is set forth on Exhibit A.

7.17          Fiscal Year. The fiscal year of such Borrower is the calendar year.

7.18          Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent. For each Investor, the Operative Documents, its Subscription Agreement and its Investor Consent set forth its entire agreement regarding its Capital Commitment. The Borrowers shall use commercially reasonable efforts to obtain an executed Investor Consent from each Included Investor or Designated Investor.

7.19          Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. No Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by, and the Collateral in which any Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.

7.20          Investment Company Status. (a) Such Borrower is either: (i) a closed-end company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act or (ii) not required to be registered as an “investment company” within the meaning of the Investment Company Act.

(b)            The business and other activities of each Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to each Borrower and its Subsidiaries.

(c)             Each Borrower is in compliance with all written Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

7.21          No Defenses. Such Borrower knows of no default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Investor Consent or Credit Link Document, which would constitute a defense to the obligations of such Borrower’s Investors to make Capital Contributions to such Borrower pursuant to a Drawdown in accordance with the Subscription Agreements or such Borrower’s Constituent Documents, and, except as otherwise notified to the Administrative Agent in writing, has no knowledge of any claims of offset or any other claims of the Investors against such Borrower which would or could diminish or adversely affect the obligations of the Included Investors or Designated Investors to make Capital Contributions and fund Drawdowns in accordance with the Subscription Agreements, such Borrower’s Constituent Documents, the Investor Consents or any Credit Link Document.

7.22          No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in such Borrower without prior approval of such Borrower except as set forth in Section 9.5 or Section 9.7 hereof.

7.23          Sanctions. No Borrower, no Person directly or indirectly controlling a Borrower, and no Person directly or indirectly controlled by a Borrower and to each Borrower’s knowledge no employees, officers and directors of any of the foregoing, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, (c) to each Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, or (d) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any Sanctions. To each Borrower’s knowledge, no Investor is a Sanctioned Entity.

7.24          Insider. No Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25          No Brokers. Such Borrower has not dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.26          Investors. The Borrowing Base Certificate most recently delivered to the Administrative Agent, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.

7.27          Organizational Structure. As of the date hereof, the organizational structure of the Initial Borrower and its Affiliates is depicted on Schedule III.

7.28          Financial Condition. The Borrowers taken as a whole are Solvent.

7.29          Beneficial Ownership Certification. As of the Closing Date or the first date such Borrower delivered a Beneficial Ownership Certification, the information included in the Beneficial Ownership Certification is true and correct in all respects.

8.            AFFIRMATIVE COVENANTS OF THE BORROWERS.

So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made), each Borrower agrees that:

8.1            Financial Statements, Reports and Notices. Such Borrower shall deliver, or cause to be delivered, to the Administrative Agent sufficient copies for each Lender of the following:

(a)            Financial Reports.

(i)             Annual Reports. As soon as available, but no later than the earlier of: (x) the date delivered to any Investor or (y) ninety (90) days after the end of the fiscal year of such Borrower, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of such Borrower as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Borrower on a consolidated basis in accordance with GAAP consistently applied.

(ii)            Quarterly Reports. As soon as available, but no later than the earlier of: (x) the date delivered to any Investor or (y) sixty (60) days after the end of each of the first three fiscal quarters of such Borrower, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of such Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of such Borrower as presenting fairly in all material respects the financial condition and results of operations of such Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than explanatory footnotes, if any).

For the avoidance of doubt, such Borrower shall deliver financial reports commencing with the fiscal quarter ending March 31, 2020.

(b)            Compliance Certificate. As soon as available, but no later than the date any financial statement is due pursuant to Section 8.1(a), a compliance certificate substantially in the form of Exhibit L (the “Compliance Certificate”), certified by a Responsible Officer of such Borrower to be true and correct to its knowledge, (i) stating whether any Event of Default or any Potential Default exists and is continuing; (ii) stating whether such Borrower are in compliance with the Debt Limitations contained in Section 9.9 and containing the calculations evidencing such compliance; (iii) stating that no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (that has not previously been disclosed to the Administrative Agent in writing); (iv) setting forth the aggregate Unused Capital Commitments of the Investors and, separately, the aggregate Unused Capital Commitments of the Included Investors and Designated Investors and the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate; (v) reporting all Transfers of any Investor’s Subscribed Interest that occurred within the prior fiscal quarter; and (vi) setting forth all Transfers of an Investor’s Subscribed Interest for which such Borrower did not comply with the Prior Notice Requirement and calculating the aggregate amount of such Transfers as a percentage of the total aggregate Capital Commitments of Investors in the Borrower.

(c)            Drawdowns. (i) Concurrently with the issuance of each Drawdown Notice, the Borrowers shall notify the Administrative Agent of the making of such Drawdown and shall provide information as to the timing and amount of such Drawdown to the extent available along with a copy of the Drawdown Notice delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions, delivered every five (5) Business Days beginning with the fifth (5th) Business Day following the date when such Capital Contributions are initially due pursuant to the related Drawdown, ending once all Investors have funded their Capital Contributions.

(d)            Notice of Default. Within one (1) Business Day of becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, such Borrower shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action which such Borrower is taking or proposes to take with respect thereto.

(e)            Notice of Certain Withdrawals. Promptly, but no later than the Business Day following receipt thereof, copies of any notice of withdrawal or request for excuse or exemption by any Investor pursuant to the Subscription Agreement.

(f)             Investor Events. Promptly, but no later than two (2) Business Days of such Borrower obtaining actual knowledge of any of the following events, a certificate notifying the Administrative Agent if: (i) an Exclusion Event has occurred with respect to any Included Investor or Designated Investor or any other Investor has violated or breached any material term of the applicable Constituent Document, the Subscription Agreement, its Investor Consent or Credit Link Document; (ii) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event; or (iii) there has been a change in the name or notice information of any Investor.

(g)            Investor Documents. With respect to Investors: (i) a copy of each Investor’s duly executed Subscription Agreement, Credit Link Document, if applicable, and Investor Consent, if it has been executed; and (ii) if such Investor is an Endowment Fund Investor, a copy of any keepwell agreement in place between such Investor and its Sponsor; and (iii) from each Included Investor, the Investor Consent;

(h)            [Reserved].

(i)             [Reserved].

(j)              ERISA Certification. (i) If such Borrower provided a certificate of a Responsible Officer pursuant to Section 6.1(n)(ii), Section 6.3(k)(ii) or Section 6.4(g)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver either (x) a written opinion of counsel addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties), or (y) an Adviser QPAM Agreement with respect to such Borrower; and (ii) with respect to each Borrower with respect to which an Adviser QPAM Agreement is not in full force and effect, for so long as it has any ERISA Investors, it shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of its fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(k)            Borrowing Base Certificate. Such Borrower will provide an updated Borrowing Base Certificate certified by a Responsible Officer of such Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) the first (1st) Business Day of each calendar month; (ii) concurrently with the delivery of the annual and quarterly financial statements referred to in Section 8.1(a); (iii) in connection with any new Borrowing; (iv) within three (3) Business Days following the issuance of any Drawdown Notices to the Investors together with copies of such Drawdown Notices in accordance within Section 8.1(c); and (v) within two (2) Business Days after a Responsible Officer of such Borrower obtains actual knowledge of the occurrence of the following events: (A) any Exclusion Event or (B) a Transfer of any Included Investor’s or Designated Investor’s Capital Commitment; (v) within five (5) Business Days following any Borrower obtaining knowledge of any decline in the Rating of any Included Investor, where such change results in a lower Concentration Limit with respect to such Investor and whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors, but only to comply with the delivery obligation in this Section 8.1(k) in the event of a Borrower obtaining knowledge of a decline in any such Rating); and (vi) within five (5) Business Days of any other event that reduces the Available Commitment (such as, by way of example, a deemed Capital Contribution).

(l)             Other Reporting. Within one (1) Business Day of the delivery to any Investor, copies of all other material financial statements, appraisal reports, notices, and other material matters at any time or from time to time furnished to the Investors.

(m)            New Investors or Amended Investor Documents. Within three (3) Business Days of execution thereof, copies of the Subscription Agreement or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Subscription Agreement pursuant to a ‘most favored nations’ clause.

(n)            Notice of Material Adverse Effect. Such Borrower shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(o)            Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall promptly give notice to the Lenders of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification.

(p)            Other Information. Such other information concerning the business, properties, or financial condition of such Borrower as the Administrative Agent shall reasonably request, including any information and documentation as is requested by the Lenders so that such Borrower remains KYC Compliant.

Notwithstanding the foregoing, the obligations in Section 8.1(a) may be satisfied with respect to financial information of the Borrowers by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrowers filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to Section 8.1(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrowers notify Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that a Borrower has posted such documents, or provided a link thereto on such Borrower’s website, or (ii) that such documents have been posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

8.2            Payment of Obligations. Such Borrower shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of the Threshold Amount.

8.3            Maintenance of Existence and Rights. Such Borrower shall preserve and maintain its existence. Such Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4            Operations and Properties. Such Borrower shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments. Such Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.

8.5            Books and Records; Access; Principal Office. Following two (2) Business Days prior written notice, such Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to its affairs, and to inspect any of the properties of such Borrower and to discuss its affairs, finances and condition with its officers and independent accountants, provided that such access is limited to two (2) times per year if no Event of Default has occurred and is continuing. Such access and all information obtained therefrom is expressly subject to Section 12.17 hereto.

8.6            Compliance with Law. Such Borrower shall comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7            Investor Documents. Each applicable Borrower will require each new Investor to sign a Subscription Agreement or in the event such Investor acquires its interest via a transfer, an assignment and assumption agreement containing representations and warranties materially similar to those contained in the Subscription Agreement. Each such document shall be provided to the Administrative Agent within three (3) Business Days of its execution. If any Subscription Agreement between any Borrower and any Included Investor or Designated Investor contains a ‘most favored nations’ clause or similar provision, then all provisions of the Subscription Agreements between any Borrower and any Investor that may be elected by such Investor pursuant to such clause that the Administrative Agent determines would be a Material Amendment (unless approved as such) must be in form and substance acceptable to the Administrative Agent in its sole discretion, or such Included Investor or Designated Investor shall be excluded from the calculation of the Available Commitment.

8.8            Authorizations and Approvals. Such Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9            Maintenance of Liens. Such Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject only to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10          Further Assurances. Such Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may reasonably, from time to time, deem necessary or desirable in connection with monitoring the security interests or perfection thereof and for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11          Maintenance of Independence. Such Borrower shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates in accordance with Law and with its Constituent Documents and, otherwise on an arm’s length basis, and (iv) not commingle its funds in the Collateral Accounts with funds of other Persons, including Affiliates, except for related Capital Contributions deposited directly or indirectly into the related Collateral Account.

8.12          Taxes. Such Borrower shall timely file all U.S. federal and other Tax returns, information statements and reports required be filed and shall timely pay all U.S. federal and other Taxes required to be paid by such Borrower, except, in each case, (i) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or (ii) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.13          Compliance with Constituent Documents. Such Borrower shall comply with all material provisions of its Constituent Documents.

8.14          Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to such Borrower, then such Borrower shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.15          Collateral Account. Such Borrower shall ensure that, at all times, the Administrative Agent shall have electronic monitoring access to its Collateral Account.

8.16          Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Borrower, each Person directly or indirectly controlling a Borrower, and each Person directly or indirectly controlled by a Borrower, and to the knowledge of any Borrower each employee, officer and director of any of the foregoing, shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (b)  conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws, (c) ensure it does not use any of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.17          Solvency. The financial condition of the Borrowers, taken as a whole, shall be such that such Person is Solvent.

8.18          Compliance with Sanctions. No Borrower, no Person directly or indirectly controlling a Borrower, and no Person directly or indirectly controlled by a Borrower, and to each Borrower’s knowledge no employee, officer and director of any of the foregoing, in each case directly or indirectly, will use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each Borrower shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. A Borrower will notify the Lender and Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of Section 7.23, Section 8.16, or this Section 8.19.

8.19          RIC Status under the Internal Revenue Code; Investment Company Act.

(a)           The Initial Borrower will elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Initial Borrower (2020) and will at all times thereafter maintain its status as a “regulated investment company” within the meaning of the Internal Revenue Code, and will at all times maintain its status as a “business development company” under the Investment Company Act.

(b)            The Borrowers shall at all times be in compliance with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

9.            NEGATIVE COVENANTS. So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made), each Borrower agrees that:

9.1            Borrower Information. Such Borrower shall not change its name, jurisdiction of formation, principal office, chief executive office and/or principal place of business without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Borrower has provided at least ten (10) Business Days prior written notice to the Administrative Agent and after giving effect to such changes, the representation and warranty of the Borrower under Section 7.5 remains true and current in all material respects.

9.2            Mergers, Etc. Such Borrower shall not take any action (a) to merge, consolidate or divide with or into any Person, unless such Borrower is the surviving entity, or (b) that will dissolve, liquidate or terminate such Borrower.

9.3            Limitation on Liens. Such Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents (other than Permitted Liens)) upon the Collateral, other than to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.

9.4            Fiscal Year and Accounting Method. Such Borrower shall not change its fiscal year or its method of accounting without prior the written consent of the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required such Borrower shall promptly notify the Administrative Agent in writing of such change).

9.5            Transfer of Subscribed Interests; Admission of Investors.

(a)             Transfers of Investor Interests. Such Borrower shall not permit any Transfer by an Included Investor or a Designated Investor of its Subscribed Interest unless explicitly permitted pursuant to this Section 9.5. Such Borrower shall notify the Administrative Agent of any Transfer by any Included Investor or Designated Investor of all or a portion of any Subscribed Interest in such Borrower at least five (5) Business Days before the proposed Transfer (the “Prior Notice Requirement”), and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor by such Borrower. In order for a new Investor to be deemed to be an Included Investor or a Designated Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the Transfer of a Subscribed Interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or a Designated Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the Transfer and such prepayment shall be subject to Section 4.6. Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by an Included Investor or Designated Investor shall be permitted. Any Transfer of any Subscribed Interest in any Borrower by any Excluded Investor to any other Person shall be permitted without the consent of the Administrative Agent or Lenders, subject to compliance with Section 9.5(b).

(b)            Sanctions Compliance. Any admission of an assignee of a Subscribed Interest in such Borrower or as a substitute Investor and any admission of a Person as a new Investor of such Borrower, shall be subject to such Person’s compliance with Sanctions and being KYC Compliant.

9.6            Constituent Documents. Except as hereinafter provided (x) the Initial Borrower shall not alter, amend, modify, terminate, or change any provision of the Operative Documents (other than the Registration Statement or a Subscription Agreement, in each case to the extent such alteration, amendment, modification, termination, or change does not result in a Material Amendment to a Subscription Agreement), and (y) no other Borrower shall alter, amend, modify, terminate, waive or change any provision of its Constituent Documents or any Subscription Agreement (in each case under clause (x) or clause (y), a “Proposed Amendment”) if such Proposed Amendment would (a) affect such Borrower’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Drawdowns, Capital Contributions, Capital Commitments, Unused Capital Commitments or any other Collateral or any time period applicable thereto in a manner adverse to the Secured Parties, (b) except as permitted under this Credit Agreement, suspend, reduce or terminate any Investor’s Unused Capital Commitments or obligation to fund Drawdowns, (c) increase the maximum amount of leverage that may be incurred by such Borrower regardless of whether any change is implemented as a result of a change in law or by an amendment to the Operative Documents or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, such Borrower shall deliver written notice to the Administrative Agent of such proposal. The Administrative Agent shall within five (5) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Borrower of its determination. If a Borrower provides written notice that it deems such Proposed Amendment to be a Material Amendment, the aforementioned five (5) Business Day period shall be deemed waived by the Administrative Agent, and the Administrative Agent shall seek the approval of the Required Lenders as provided in this paragraph. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment (or a Borrower provides written notice that it deems such Proposed Amendment to be a Material Amendment), the approval of the Required Lenders and Administrative Agent shall be required (unless the approval of all Lenders is otherwise required hereunder), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Borrower. The Lenders shall, within ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Borrower may make such amendment without the consent of any Lender. Each Borrower may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of Shares or Subscribed Interests in the Borrowers permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Borrower shall promptly provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document of any Borrower or any Subscription Agreement is altered, amended, modified or terminated in any respect whatsoever, such Borrower shall promptly provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto. No Borrower shall enter into any side letter with an Investor with respect to such Investor’s rights or obligations under its Subscription Agreement or such Borrower’s Constituent Documents without the prior written consent of the Administrative Agent.

9.7            Limitation on Investor Withdrawals. No Borrower shall permit any Investor to withdraw its Subscribed Interest in any Borrower without the prior written consent of all of the Lenders, other than in connection with a Transfer permitted in accordance with Section 9.5.

9.8            Transfers of Capital Commitments. No Borrower shall cause Capital Contributions to be made to any Affiliate or to any other Person that is not a Borrower or directly to any Investment.

9.9            Limitation on Indebtedness. The Borrowers shall not, individually or collectively, incur any Indebtedness (a) that does not fully comply with the requirements and limitations set forth in the applicable Constituent Documents, (b) any recourse debt (including any asset based financing at a subsidiary level) but excluding debt under the Credit Facility and hedging obligations unless, in each case, the Administrative Agent consents in its sole discretion, and (c) that is not permitted by the Investment Company Act (all of which limitations in this Section 9.9 shall be, collectively, the “Debt Limitations”).

9.10          Capital Commitments. Such Borrower shall not: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of all of the Lenders which may be withheld in their sole discretion or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Borrower).

9.11          Drawdowns. Such Borrower shall not make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Drawdowns or the timing thereof other than as set forth in the Loan Documents or the Operative Documents approved by the Administrative Agent.

9.12          ERISA Compliance. No Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, a member of a Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA. The following sentence shall not cease to be true with respect to each Borrower: Either (x) such Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets, or (y) such Borrower is deemed to hold Plan Assets and each of the following are true: (i) the Adviser is the investment manager of such Borrower pursuant to the Investment Advisory Agreement, which is in full force and effect; (ii) pursuant to the Investment Advisory Agreement, the disposition of such Borrower’s assets is subject to the discretionary authority of the Adviser; (iii) such Borrower is an investment fund (as defined in Part VI(b) of the QPAM Exemption); (iv) the terms of the transactions contemplated by the Loan Documents were negotiated on behalf of such Borrower by the Adviser, which satisfies the conditions to be a QPAM within the meaning of the QPAM Exemption; (v) the conditions of Part I of the QPAM Exemption are satisfied with respect to such Borrower’s entering into and performance of this Credit Agreement, each Loan made thereunder, and the transactions contemplated by the Loan Documents; and (vi) none of any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing has rendered (or has any responsibility or authority to render) investment advice (within the meaning of Section 3(21) of ERISA and Section 4975(e)(3) of the Code) with respect to any moneys or other property of such Borrower that would cause any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing to be deemed a “fiduciary” within the meaning of Section 3(21) of ERISA and Section 4975(e)(3) of the Code with respect to the assets of such Borrower involved in any Loan or other transaction, and none of any Lender, the Administrative Agent, the Sole Lead Arranger or any Affiliate of any of the foregoing is otherwise a fiduciary with respect to the assets of the Borrower involved in any Loan or other transaction under the Loan Documents (including in connection with its retention or exercise of any rights under the Loan Documents).

9.13          Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, such Borrower shall not: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Borrower in material violation of an Environmental Law; or (b) permit any real property of such Borrower to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of an Environmental Law.

9.14          Limitations on Distributions. Such Borrower shall not make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to its Constituent Documents or (b) at any time during the existence of a Cash Control Event or a Specified Exclusion Event, in each of the foregoing cases, other than Permitted Distributions, provided, that, no Permitted Distributions may be made from any Collateral Account during an Event of Default under Section 10.1(a), Section 10.1(h), Section 10.1(i) or an Event of Default that has resulted in acceleration of the maturity of the Obligations hereunder. “Distribution” means any distributions (whether or not in cash) on account of any Subscribed Interest or other equity interest in such Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such Subscribed Interest or other equity interest.

9.15          Limitation on Withdrawals of Funds. Such Borrower shall not make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event or a Specified Exclusion Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations or, subject to Section 9.14, for Permitted Distributions.

9.16          Exchange Listing. Such Borrower shall not take any action which could result in the Exchange Listing occurring prior to the Maturity Date.

9.17          Transactions with Affiliates. No Borrower shall engage in any transactions with, any of its Affiliates, except: (i) as required or expressly permitted under the Loan Documents or pursuant to the Operative Documents, (ii) transactions in the ordinary course of business on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (iii) the transactions referred to in Section 5.4 hereto, (iv) capital contributions to its Subsidiaries, and (v) sales and transfers of Investments in accordance with the ordinary allocations policies of such Borrower.

9.18          Negative Pledge. No Borrower shall permit any Investor to pledge or otherwise grant a security interest or otherwise create a Lien on such Investor’s right, title and interest in any Borrower without the prior written consent of the Administrative Agent in its sole and absolute discretion.

9.19          Collateral Accounts. Such Borrower shall not direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Drawdown to be deposited, credited or otherwise included in any account other than a Collateral Account. Such Borrower shall not deposit or otherwise credit to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

9.20          Limitations of Use of Loan Proceeds. Such Borrower shall not use the proceeds of any Loan for the payment to any Investor of any Distribution.

10.           EVENTS OF DEFAULT.

10.1          Events of Default. An “Event of Default” shall exist if any one or more of the following events shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, and such failure under this clause (ii) shall continue for three (3) Business Days;

(b)            any representation or warranty made or deemed made by or on behalf of the Borrowers (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrowers (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(c)            default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 5.2(a), 8.1, and Sections 9.1 through 9.20) by the Borrowers; or (ii) the covenants or agreements of the Borrowers contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(d)            default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 3.5(b), 5.2(a), or any one of Sections 9.1 through 9.20;

(e)            default shall occur in the performance of Section 8.1 and such default shall continue uncured for three (3) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(f)             other than in compliance with the explicit provisions of the Loan Documents, any of the Loan Documents executed by the Borrowers shall: (i) cease, in whole or in part, to be legal, valid and binding agreements enforceable against the Borrowers, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated (other than in accordance with their terms) or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority Liens (other than Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(g)            default shall occur with respect to the payment of any Indebtedness of the Borrowers in an amount equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h)            any Borrower, New Mountain Capital Group, L.L.C. or the Adviser shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i)              an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Borrower or the Adviser, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Borrower or the Adviser, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue undismissed or unstayed and in effect for a period of sixty (60) days;

(j)              any final non-appealable judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Borrower has posted a bond or cash collateral;

(k)             the issuance to any Borrower or a reasonable basis exists for the issuance to any Borrower of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Borrower of any injunctive order by any court under any Environmental Law, which, in the Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect;

(l)              one (1) or more Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers shall default in their obligation to fund any Drawdowns (on a cumulative basis) when due and such failure shall not be cured within ten (10) Business Days (without regard to any cure or notice periods contained in the applicable Subscription Agreement);

(m)            the Adviser fails to fund any Drawdown when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Subscription Agreement);

(n)             any Borrower shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Borrowers pursuant to a Drawdown or shall otherwise disaffirm any material provision of the Operative Documents or its Subscription Agreement, as applicable;

(o)             the Investment Advisory Agreement shall cease to be in full force and effect or the Adviser resigns or is removed from its role thereunder and a successor Adviser acceptable to one hundred percent (100%) of the Lenders in their sole discretion is not appointed within ten (10) days;

(p)             [reserved];

(q)             the Initial Borrower fails to maintain its status a closed-end company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act;

(r)             a Change of Control occurs with respect to the Borrower, the Advisor or New Mountain Group, L.P.; or

(s)            the occurrence of a Key Person Event and such Key Person Event has not been cured to the satisfaction of the Administrative Agent within ninety (90) days from the date of the occurrence thereof (including by way of approval by the Administrative Agent, in its reasonable discretion, of a replacement “Key Person”).

10.2          Remedies Upon Event of Default.

(a)            Remedies. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) in compliance with Section 10.2(b), exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Drawdowns of the Unused Capital Commitments on behalf of the Borrower; (v) suspend the obligation of the Lenders to maintain LIBOR Rate Loans and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the obligation of each Lender to make Loans shall automatically terminate and the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives.

(b)            Actions with Respect to the Collateral. Subject to the last paragraph hereof, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of and on behalf of any Borrower, at any time or from time to time during the existence and continuance of an Event of Default, subject to the terms of the Operative Documents and Applicable Law, to: (i) initiate one or more Drawdowns to such Borrower on behalf of such Borrower in order to pay the Obligations then due and owing, (ii) notify the Investors to make all payments in connection with any Drawdown directly to a Collateral Account, (iii) take or bring in any Borrower’s name, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments to such Borrower (including, without limitation, opening a new or replacement Collateral Account in the name of the Borrower), (iv) complete any contract or agreement of any Borrower on behalf of the Borrowers in any way related to payment of any of the Capital Commitments to the Borrowers, (v) make allowances or adjustments related to the Capital Commitments on behalf of the Borrowers, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Borrower on behalf of the Borrowers; or (viii) exercise, on behalf of Borrowers, any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for any transaction concerning, all or part of the Drawdowns or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder. Notwithstanding the above, except as provided in the next succeeding paragraph, during the continuance of an Event of Default, the Borrowers shall be authorized to issue Drawdowns only with the consent of the Administrative Agent in its sole discretion.

Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 10.1(h) or 10.1(i)), notwithstanding anything to the contrary, none of Administrative Agent or any Lender may exercise any remedy to which it may be otherwise entitled under this Agreement (other than those rights listed in the proviso at the end of the next succeeding sentence), any of the other Loan Documents or at law or in equity with respect to such Event of Default unless Administrative Agent shall have given the Borrowers five (5) Business Days written notice of its intention to exercise such remedies (provided that, no such notice is required to the extent such Event of Default arises from the failure of Borrowers to make a Drawdown or make a payment following a Drawdown) (such five (5) Business Day period, the “Initial Period”).  If, at any time prior to or during the Initial Period, the Borrowers or the Adviser shall make a Drawdown on the Capital Commitments of the Investors sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to cure each such Event of Default (and, to the extent such Event of Default cannot be cured by the making of Capital Calls, to repay the Obligations in full) and provide to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such Drawdown, then Administrative Agent and the Lenders may not exercise any such remedy until the expiration of the period ending ten (10) Business Days from the end of the Initial Period, provided that nothing in this paragraph shall prohibit the Administrative Agent or any Lender from asserting exclusive control of the Collateral Accounts, exercising any remedy listed in clauses (i)-(iii) or (v) of Section 10.2(a) or taking any such actions as may be required to protect their rights as Secured Party including those rights in a bankruptcy proceeding.  If (A) the Borrowers or the Adviser do not make a Drawdown as set forth in the immediately preceding sentence or (B) the application of the proceeds of any such Drawdown are not sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to cure such Event of Default (or, to the extent such Event of Default cannot be cured by the making of Capital Calls, to repay the Obligations in full), then, so long as such Event of Default shall be continuing, the Administrative Agent can make a Drawdown on behalf of the Borrowers in an amount sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to cure the Event of Default (or, to the extent such Event of Default cannot be cured by the making of Capital Calls, to repay the Obligations in full). The Administrative Agent acknowledges that, without prejudice to Section 2.02(d) of each Subscription Agreement, with respect to the shares of a Borrower’s common stock (the “Shares”) to be issued in connection with any Drawdown, it is a requirement that the price per Share at which such Shares are issued shall be the then current net asset value per Share, as determined within 48 hours of any such issuance. The Administrative Agent further agrees that Capital Contributions shall be directed to be paid only into the Collateral Account or a replacement Collateral Account in the name of the applicable Borrower.

(c)            Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Borrowers of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Collateral Accounts so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Borrower, to endorse the name of any Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens in the Collateral or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrowers acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers, subject to the first priority, exclusive security interest of the Administrative Agent therein.

10.3          Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4          Performance by the Administrative Agent. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.

10.5            Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrowers agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent, on behalf of the Borrowers, to issue Drawdown Notices and enforce the payment thereof by the Investors to the Collateral Account (or any replacement thereof), including but not limited to providing contact information for each Investor within two (2) Business Days of request.

11.          AGENCY PROVISIONS.

11.1          Appointment and Authorization of Agents.

(a)            Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrowers, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 11.10).

(b)            Release of Collateral.         The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations (other than contingent obligations for which no claim has yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2          Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3          Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to the Borrowers or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4          Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5           Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6            Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Borrower Party which may come into the possession of any Agent-Related Person.

11.7            Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8            Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9            Successor Agents.

(a)              Resignation of Administrative Agent.

(i)              The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)              If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(b)             Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10         Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)              to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

12.            MISCELLANEOUS.

12.1           Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Borrower on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)              each Lender affected thereby:

(i)               reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;

(ii)              extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii)             release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Borrowers permitted hereunder or in any other Loan Document; and

(b)              all Lenders:

(i)               except as otherwise provided by Section 9.5 or 9.10, permit the cancellation, excuse or reduction of the Unused Capital Commitment or Capital Commitment of any Included Investor or Designated Investor;

(ii)              amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “Eligible Institution”, “Exclusion Event”, “Included Investor”, “Maturity Date”, “Principal Obligations”, or the definition of any of the defined terms used therein;

(iii)             change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv)             except in a transaction permitted by this Credit Agreement, consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v)              amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; and (B) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2           Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i)               if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)              the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B)  any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

12.3           Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds of Collateral or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of Collateral contemplated by this Section 12.3 prior to the distribution of proceeds of Collateral or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4           Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Borrowers may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrowers hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrowers hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5           Payment of Expenses; Indemnity.

(a)             Cost and Expenses. The Borrowers, jointly and severally, shall pay promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Borrower’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)             Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for the Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damage, liabilities and related expenses arising from any non-Tax claim.

(c)             Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)             Payments. All amounts due under this Section 12.5 shall be payable promptly after demand therefor.

(f)              Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6           Notice.

(a)             Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b).

If to the Borrowers:

At the address specified with respect thereto on Schedule I:

With a copy to (which shall not constitute notice hereunder):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Daniel V. Oshinsky

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Email: daniel.oshinsky@srz.com

If to Wells Fargo, as Administrative Agent or Lender:

Wells Fargo Bank, National Association
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202
Attention:       Erin Goldstein
Telephone:     (704) 410-0276
Fax:                (704) 715-1435
Email:            subscription.finance@wellsfargo.com;
                       Erin.S.Goldstein@wellsfargo.com

With a copy to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP
227 West Trade Street
Charlotte, North Carolina 28202
Attention: Wesley Misson
Telephone: (704) 348-5355
Facsimile: (704) 348-5200
Email: wesley.misson@cwt.com

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from the Borrowers or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)             Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7           Governing Law.

This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8          Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Borrower with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to such Borrower’s address set forth in Section 12.6. Each Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9         Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10       Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11       Successors and Assigns; Participations.

(a)            Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)              Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and;

(B)            in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers in a written notice to the Administrative Agent received prior to such fifth (5th) Business Day.

(ii)             Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A)           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender that is an Eligible Assignee; provided, that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v)             No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Ineligible Assignee.

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii)         Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c)             Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, an Ineligible Assignee or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.9 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.5, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.9(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e)             Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Disclosure of Information. Any Lender may furnish any information concerning any Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12       Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. Each Defaulting Lender shall be entitled to receive interest for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Loans funded by it.

(b)            Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

12.13        All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14         Headings.

Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15         Survival.

All representations and warranties made by the Borrowers herein shall survive delivery of the Notes and the making of the Loans.

12.16         Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any Investor, the Adviser (provided that, for the avoidance of doubt, nothing in this Section 12.16 is in any way intended to limit or reduce any Investor’s obligations to fund its Capital Commitment under the related Constituent Document) or any of their Affiliates (other than the Borrowers) or any of their respective past, present or future direct or indirect members, partners, shareholders, officers, directors, agents or employees (the “Non-Recourse Parties”) and the Agents and Lenders shall not have the right to pursue any claim or action (including arbitration proceedings) against the Non-Recourse Parties.

12.17         Availability of Records; Confidentiality. (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated hereunder and thereunder (collectively, “Transaction Information”) are confidential; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender that is an Eligible Assignee or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Commitments or any Borrower Party; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information; (b) the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments in the Borrowers (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators, (ii) to the Investors (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Borrowers; (iv) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (v) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (vi) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; or (vii) as otherwise specifically required by Applicable Law, including in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

12.18         Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Borrower (and in certain circumstances the beneficial owners thereof), which information includes the name and address of each Borrower (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower (and beneficial owner).

12.19         Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20         Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.

12.21         Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Borrower or further restricts the rights of any Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22         Keepwell. To the fullest extent permitted by Applicable Law, while any Obligations are outstanding with respect to a transaction under a Lender Hedge Agreement, each Keepwell Provider hereby jointly and severally absolutely and unconditionally undertakes, for the benefit of each Supported Counterparty and the holder(s) of such Obligations, to provide such funds or other support as may be needed from time to time to enable each Supported Counterparty to pay such Obligations with respect to such transaction and to pay such funds to the holder of such Obligations upon the demand of either the Supported Counterparty or such holder. The Borrowers agree that this Section 12.22 constitutes a “keepwell, support, or other agreement” for the benefit of the Supported Counterparty for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.23         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

(c)             As used in this Section 12.23, the following terms shall have the respective meanings assigned to them below:

(i)            “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution;

(ii)            “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution;

(iii)            “Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings);

(iv)            “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

(v)            “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway;

(vi)           “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

(vii)          “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time;

(viii)         “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority;

(ix)           “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms;

(x)            “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution; and

(xi)            “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Remainder of Page Intentionally Left Blank
Signature Page(s) to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

NMF SLF I,INC.

By:	/s/ Shiraz Kajee
Name: Shiraz Kajee
Title: Authorized Signatory

Acknowledged and agreed to with respect to Section 5.4 only:

ADVISER:

NEW MOUNTAIN FINANCE ADVISERS BDC L.L.C.

By:	/s/ Shiraz Kajee
Name: Shiraz Kajee
Title: Authorized Signatory

Wells Fargo – NMF SLF I – Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Sole Lead Arranger and a Lender

By:	/s/ Michael Henry
Name: Michael Henry
Title: Vice President

Wells Fargo – NMF SLF I – Revolving Credit Agreement